SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): DECEMBER 10, 1996


                        EMERSON RADIO CORP.
      (Exact name of registrant as specified in its charter)


     DELAWARE                 0-25226             22-3285224
     (State or other          (Commission         (I.R.S. Employer
     jurisdiction of          File Number)        Identification
     incorporation)                               Number)


NINE ENTIN ROAD, PARSIPPANY, NEW JERSEY            07054
(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code: (201) 884-5800

                               NONE
   (Former name or former address, if changed since last report)



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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          On December 10, 1996, Emerson Radio Corp. ("Emerson") and Sport Supply Group, Inc. ("SSG") jointly announced the closing of the transactions contemplated under a Securities Purchase Agreement (the
"Agreement") dated November 27, 1996 by and between Emerson and SSG, pursuant to which Emerson purchased from SSG 1,600,000 shares of the common stock, $.01 par value per share (the "Common Stock"), of SSG for aggregate consideration of $11.5 million, or approximately $7.19 per share. In addition, Emerson purchased, for an aggregate consideration of $500,000, 5-year warrants (the "Warrants") to acquire an additional 1,000,000 shares of Common Stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments, pursuant to a Warrant Agreement (the "Warrant Agreement"). The purchase price paid by Emerson was negotiated in an arms' length transaction with SSG. Prior to the closing of the Agreement, Emerson beneficially owned approximately 9.9% of SSG's outstanding Common Stock. Based upon the purchase of the Common Stock as set forth above, Emerson owns approximately 27.0% of the outstanding shares of the Common Stock. If Emerson exercises all of the Warrants, it will beneficially own approximately 34.9% of the Common Stock.

          The $12,000,000 purchase price paid by Emerson pursuant to the Agreement was obtained by Emerson from Congress Financial Corporation, its United States senior secured lender, under the terms of its existing credit facility, and in accordance with the terms of the consent (the "Consent") obtained from such lender. Pursuant to a Pledge and Security Agreement dated December 10, 1996, Emerson has pledged to Congress Financial Corporation the Common Stock and Warrants acquired under the Agreement.

          In accordance with a Registration Rights Agreement dated December 10, 1996 (the "Registration Rights Agreement"), Emerson has been granted certain demand and incidental registration rights on the resale of the shares of Common Stock which it and Emerson Radio (Hong Kong) Limited own, as well as on the exercise and resale of the shares Emerson may acquire under the Warrant Agreement. In addition, Emerson has arranged for foreign trade credit financing of $2 million for the benefit of SSG to supplement SSG's existing credit facilities.

          Pursuant to the Agreement, SSG caused a majority of the members of its Board of Directors to consist of Emerson's designees. In connection therewith, Emerson designated Geoffrey P. Jurick, its Chairman and Chief Executive Officer, Eugene I. Davis, its President, John P. Walker, its Executive Vice President and Chief Financial Officer, Peter Bunger, one of its directors, and Johnson C. Ko, an independent Hong Kong businessman, to sit on the SSG Board. Peter S. Blumenfeld and William H. Watkins, Jr., Directors of SSG prior to the Closing, continue as Directors of SSG, while Michael J. Blumenfeld and Robert W. Philip resigned as Directors. On December 11, 1996, Geoffrey P. Jurick was elected Chairman, Eugene I. Davis was elected Chief Executive Officer, and John P. Walker was elected Chief Financial Officer of SSG. Messrs. Bunger, Ko, and Watkins have been appointed as the members of both of the Stock Option Committee and the Audit Committee of SSG.

          Under the Agreement, for a period of at least two years from the date of the Closing, neither SSG nor any of its subsidiaries is permitted to enter into or be a party to any agreement or transaction with any Affiliate (as such term is defined in the Securities Exchange Act of 1934, as amended) of SSG or Emerson, except (i) in the ordinary course of SSG's or its subsidiaries' business and on terms no less favorable to SSG or its subsidiaries than would be obtained in a comparable arms' length transaction with a person not an Affiliate of SSG or Emerson or (ii) unless approved by a majority of SSG's directors who do not have a direct or indirect material financial interest in the agreement or transaction and which includes a majority of directors who are not officers or employees of SSG or Emerson or directors of Emerson.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial statements of businesses acquired

               Not applicable

          (b)  Pro forma financial information

               Not applicable

          (c)  Exhibits

               (2)(a) Securities Purchase Agreement dated as of November 27, 1996, by and between Sport Supply Group, Inc. and Emerson Radio Corp. (Exhibit 2(a) of Emerson's Current Report on Form 8-K filed on December 3, 1996, is incorporated herein by reference.)

               4(a) Warrant Agreement by and between Sport Supply Group, Inc. and Emerson Radio Corp. (Exhibit 4(a) of Emerson's Current Report on Form 8-K filed on December 3, 1996, is incorporated herein by reference.)

               4(b) Registration Rights Agreement by and between Sport Supply Group, Inc. and Emerson Radio Corp. (Exhibit 4(b) of Emerson's Current Report on Form 8-K filed on December 3, 1996, is incorporated herein by reference.)

               10(a) Consent No. 1 to Financing Agreements among Emerson Radio Corp., certain of its subsidiaries, and Congress Financial Corporation. (Exhibit 10(a) of Emerson's Current Report on Form 8-K filed on December 3, 1996, is incorporated herein by reference.)

               10(b)     Pledge  and  Security Agreement dated December 10,
1996 by Emerson Radio Corp. to and in favor of Congress Financial Corporation. (Exhibit 5 of Amendment No. 4 to Emerson's Schedule 13D relating to its ownership of the Common Stock of SSG filed on December 17, 1996, is incorporated herein by reference.)



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                             SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   EMERSON RADIO CORP.


Dated: December 17, 1996           By:  /S/ EUGENE I. DAVIS
                                        Eugene I. Davis, President




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